Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or

Media:	Bruce Voss
Feinstein Kean Healthcare	(310) 691-7100
Greg Kelley	bvoss@lhai.com
(617) 577-8110
gregory.kelley@fkhealth.com
Epicept Corporation Announces Pricing of Public Offering
Tarrytown, NY — (February 4, 2009) — EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) announced today the pricing of a public offering of $25.0 million principal aggregate amount of 7.5556% convertible senior subordinated notes due February 2014 and five-and-one-half year warrants to purchase approximately 11.1 million shares of common stock at an exercise price of $1.035 per share. The notes are convertible into shares of common stock at the option of the holders or upon specified events, at an initial conversion price of $0.90 per share. Upon any conversion or redemption of the notes, the holders will receive a make-whole payment in an amount equal to the interest payable through the scheduled maturity of the converted or redeemed notes, less any interest paid before such conversion or redemption.
Upon completion of the offering, the Company would receive net proceeds of approximately $15.6 million from the notes (before payment of fees and expenses), after depositing approximately $9.4 million in escrow for twenty-four months for the purposes of paying the interest on the notes and the make-whole payments upon conversion or redemption. EpiCept intends to use the net proceeds to repay its outstanding debt, including its senior secured loan with Hercules Technology Growth Capital, Inc. and certain fees required thereunder, the remaining $0.4 million of EpiCept’s subordinated convertible notes due April 10, 2009 and the Company’s €1.5 million ($2.0 million) loan held by Technologie-Beteiligungs Gesellschaft mbH der Deutschen Ausgleichsbank. The remaining proceeds will be used to meet the Company’s working capital needs and for general corporate purposes. The closing of the offering is subject to customary closing conditions and is expected to occur on or about February 9, 2009.
Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the offering.
The public offering is being made pursuant to an effective registration statement, and may be made only by means of a prospectus and prospectus supplement. A copy of the prospectus supplement relating to the convertible notes, warrants and underlying common stock can be obtained from Rodman & Renshaw LLC, 1251 Avenue of the Americas, New York, NY 10020, or by calling 212-356-0549.

An electronic copy of the prospectus supplement will also be available on the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.
This press release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About EpiCept Corporation
EpiCept is focused on unmet needs in the treatment of cancer and pain. The Company’s broad portfolio of pharmaceutical product candidates includes Ceplene®, a cytokine immunomodulator that recently received marketing authorization in Europe for the remission maintenance of AML patients, and several pain therapies in clinical development. Two oncology drug candidates currently in clinical development that were discovered using in-house technology have also been shown to act as vascular disruption agents in a variety of solid tumors.
Forward-Looking Statements
This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that the proposed offering will not be consummated, the risks associated with the adequacy of our existing cash resources, our need to raise additional financing to continue to meet our capital needs and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements or that we may default on our loans or that our lenders may declare us in default or that our secured lender would seek to sell our assets, the risk that our securities may be delisted by The Nasdaq Capital Market or the OMX Nordic Exchange and that any appeal of the delisting determination may not be successful, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the U.S. or Canada, the risk that Ceplene® will not be launched in Europe in the first half of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization, the risk that Myriad’s development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for NP-1, or EPC-2407 will not be successful, the risk that NP-1 or EPC-2407 will not receive regulatory approval or achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our other product candidates, the risks associated with our dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept’s filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.
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